Exhibit 99.1

Golden State Water Company Successfully Defends its Right to Continue to Serve in the City of Claremont

SAN DIMAS, Calif.--(BUSINESS WIRE)--December 14, 2016--Today, American States Water Company (NYSE:AWR) announced that the County of Los Angeles Superior Court (“the Court”) issued its final decision rejecting the City of Claremont’s attempt to seize the Claremont water system by eminent domain in the legal case between American States’ wholly owned subsidiary, Golden State Water Company (“GSWC”), and the City of Claremont (the “City”). In December 2014, the City initiated legal action to acquire the water system by filing a complaint in eminent domain against GSWC. The trial to determine the City’s right to seize the water system by eminent domain concluded in August 2016. On December 9, 2016, the presiding judge entered the final decision rejecting the City’s attempt to take over GSWC’s Claremont water system. GSWC serves approximately 11,000 customers in Claremont.

The Court’s 41-page decision addresses all of the arguments raised by the City as to why an eminent domain takeover was being pursued. Notably, in rejecting the City’s lawsuit the Court’s decision emphasizes GSWC’s excellent record of water quality and service reliability, stating:

“The Court will dismiss the complaint because Golden State has proven that the City’s plans for operation of the Claremont water system do not provide adequate assurance that it will maintain water quality, safety and reliability in the Claremont service area at the level now provided by Golden State.”

Commenting on the final decision is Robert J. Sprowls, President and Chief Executive Officer of American States Water Company. “Since 1929, Golden State Water has provided high-quality water to residents and businesses in the City of Claremont, so we were pleased that when the facts were considered, the judge ruled in our favor,” said Sprowls. “From the outset of the trial, we have maintained that the City’s claims were without merit and continued to demonstrate that Golden State Water has operated transparently and in the best interest of the community. We look forward to continue serving this community like we’ve done for over 8 decades, and are equally committed to being a strong community partner in its future,” Sprowls continued.

About American States Water Company

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 261,000 customers located throughout 10 counties in Northern, Coastal and Southern California. The company also distributes electricity to approximately 24,000 customers in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country under 50-year privatization contracts with the U.S. government.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year for 62 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result.

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707